PROMISSORY NOTE

$[Amount ]	November 19, 2007

FOR VALUE RECEIVED, the undersigned, SMF Energy Corporation, a Delaware corporation (referred to herein as "Maker"), hereby promises to pay to the order of [Name of Investor, Tax Id No.: ______], their successors and assigns ("Payees") at [Address] or at such other place as Payees may from time to time designate in writing, the principal sum of [Amount], with interest on the unpaid principal balance from November 19, 2007 until paid, at the rate of 18.0% per annum. If not sooner paid, the entire principal amount outstanding, together with accrued interest thereon, shall be due and payable in six months time from the date hereof, provided however, that some or all of the principal amount of this Note, and the accrued but unpaid interest payable hereunder relating to such principal amount, will become immediately due and payable if and to the extent that Maker receives net proceeds from a private offering of its equity securities which, together with the aggregate net proceeds from the sale of this Note and other similar promissory notes sold concurrently herewith, exceed $3,500,000.

Maker shall have the right to prepay the principal amount and any accrued interest in part or in full, without penalty, of this Note at any time or times. Payments received for application to this Note shall be applied first to the payment of accrued interest and the balance applied in reduction of the principal amount hereof.

If any payment required by this Note is not paid, and the continuation of such failure to pay for a period of ten (10) days of the receipt of written notice (as provided herein) of such failure by Payees or any subsequent holder hereof to Maker, this Note shall be considered to be in default and the entire unpaid principal sum hereof shall, at the option of the holder hereof, by notice to Maker, become immediately due and payable in full. Accrued but unpaid interest on this Note shall be paid in cash on the 19th day of each month that there is any unpaid principal outstanding on the Note.

In the event the interest provisions hereof or any exactions provided for herein shall result, because of the reduction of principal, or for any reason at any time during the life of this loan, in an effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied to reduction of the outstanding principal balance upon receipt of such moneys by Payees hereof, with the same force and effect as though the payment had specifically designated such extra sums to be so applied to principal.

In the event of default and the placement of this Note in the hands of any attorney for collection, Maker agrees to pay all collection costs and expenses, including reasonable attorneys’ fees.

This Note is delivered as a part of a business transaction and not in connection with a consumer purchase.

Maker and all endorsers, guarantors and all persons liable or to become liable on this Note waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and agree that at any time and from time to time without notice, the terms of the payment herein may be modified, changed or exchanged by agreement between the Payees or any subsequent holder hereof and Maker or any successor in title to Maker without in any way affecting the liability of any party to this Note or any person liable or to become liable with respect to any indebtedness evidenced hereby. No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

Any notice provided for in this Note shall be in writing and shall be given and be effective upon (1) personal delivery to Maker, or (2) receipt of such notice by certified or registered mail, return receipt requested, addressed to Maker at Maker's address stated below, or to such other address as Maker may designate by written notice to Payees. Any notice to Payees shall be in writing and shall be given and be effective upon (1) personal delivery to Payees, or (2) by mailing such notice by certified or registered mail, return receipt requested, to Payees at the address stated in the first paragraph of this Note, or to such other address as Payees may designate by written notice to Maker.

PAYEES ACKNOWLEDGE THAT THIS IS AN UNSECURED NOTE AND THAT IT IS SUBJECT IN ALL RESPECTS TO THE SUBORDINATION AGREEMENT BY AND BETWEEN PAYEES, MAKER, WACHOVIA BANK, NATIONAL. ASSOCIATION, H & W PETROLEUM COMPANY, INC. AND SMF SERVICES, INC., OF EVEN DATE HEREWITH.

The validity and construction of this Note and all matters pertaining hereto are to be determined in accordance with the laws of the State of Florida. Maker and all endorsers, guarantors and other persons liable or to become liable hereunder agree that in the event of default, this Note may be enforced in any court of competent jurisdiction in the State of Florida, and all such persons do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement or guarantee hereof may be executed.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

SMF ENERGY CORPORATION

By:
Richard E. Gathright
President and Cheif Executive Officer

200 West Cypress Creek Road, Suite 400 Fort Lauderdale, FL 33309